EXHIBIT 5

Power of Attorney

I, James Monroe III, do hereby appoint Richard S. Roberts, Patricia O. Lowry and Bridget C. Hoffman, or any of them, as my true and lawful attorney-in-fact to sign on my behalf individually and to file with the Securities and Exchange Commission any schedules or other filings or amendments thereto made by me pursuant to Section 13 of the Securities and Exchange Act of 1934 and related to Globalstar, Inc.

IN WITNESS WHEREOF, I have hereunto set my hand this 12th day of February, 2007.

/s/ James Monroe III
James Monroe III